PRESS RELEASE
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                                        CONTACT:


CompX International Inc.                Joseph S. Compofelice
200 Old Mill Road                       Chief Financial Officer
Mauldin, South Carolina 29662           (281) 423-3303



                    COMPX ANNOUNCES INITIAL PUBLIC OFFERING
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     DALLAS, TEXAS ... December 18, 1997 ... CompX International Inc. today filed with the Securities and Exchange Commission a registration statement relating to an initial public offering of shares of its common stock. CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing drawer slides and locking systems.

     All of the shares offered will be sold by CompX and the proceeds of such offering will be available for CompX's general corporate purposes, including repayment of certain third-party indebtedness expected to be incurred prior to completion of the offering and to pursue internal and external growth opportunities. CompX's controlling shareholder, Valcor, Inc., a wholly-owned subsidiary of Valhi, Inc. (NYSE: "VHI"), will not sell shares in the offering. Salomon Smith Barney, NationsBanc Montgomery Securities, Inc. and Wheat First Butcher Singer will manage the offering.

     The registration statement relating to these securities has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.